Exhibit 10.127(b)

DIVIDEND EQUIVALENTS AWARD AGREEMENT

Eligible Person:

Grant Date: September 19, 2023

This Dividend Equivalents Award Agreement (this “Agreement”), dated as of the Grant Date listed above, is entered into by and between Smith & Wesson Brands, Inc., a Nevada corporation (the “Company”), and the Eligible Person listed above, pursuant to the Smith & Wesson Brands, Inc. 2022 Incentive Stock Plan, as amended from time to time (the “Plan”).

WHEREAS, pursuant to Section 6(g) of the Plan, the Committee is authorized to grant Dividend Equivalents to any Eligible Person entitling the Eligible Person to receive cash, Shares, other Awards, or other property equal in value to the dividends paid with respect to a specified number of Shares, or other periodic payments;

WHEREAS, on September 19, 2023, the Committee determined to grant Dividend Equivalents to directors and named executive officers effective immediately with respect to both future and outstanding awards of time-based restricted stock units; and

WHEREAS, the Committee has determined that it would be in the best interests of the Company to grant Dividend Equivalents to the Company’s named executive officers with respect to the Eligible Person’s Restricted Stock Unit Awards that are outstanding as of the Grant Date and set forth on Exhibit A (the “Corresponding Awards”).

NOW, THEREFORE, in consideration of the mutual covenants and promises hereinafter set forth and for other good and valuable consideration, the parties hereto hereby mutually covenant and agree as follows:

1.
Incorporation By Reference; Plan Document Receipt. This Agreement is subject in all respects to the terms and provisions of the Plan, all of which terms and provisions are made a part of and incorporated in this Agreement as if they were each expressly set forth herein. Any capitalized term not defined in this Agreement will have the same meaning as is ascribed thereto in the Plan. The Eligible Person hereby acknowledges receipt of a true and current copy of the Plan and that the Eligible Person has read the Plan carefully and fully understands its content. In the event of any conflict between the terms of this Agreement and the terms of the Plan, the terms of the Plan will control.
2.
Grant of Dividend Equivalents. Effective as of the Grant Date, the Company hereby grants Dividend Equivalents to the Eligible Person equal in number to the Shares underlying the undelivered portion of the Corresponding Awards (each such Share, the “Corresponding Share”). If the Company declares and pays a dividend in respect of its outstanding Shares on or after the Grant Date and, on the record date for such dividend, the Eligible Person holds Corresponding Awards with respect to which Dividend Equivalents have been granted pursuant to this Agreement, then subject to Section 4 below the Eligible Person will be eligible to receive an amount in cash equal to the cash dividends the Eligible Person would have received if the Eligible Person were the holder of record, as of such record date, of the Corresponding Shares. The Eligible Person will have no rights as a stockholder with respect to any Corresponding Shares with respect to Dividend Equivalents unless and until the Eligible Person has become the holder of record of such Shares, and no adjustments will be made for rights in respect of any such Shares, except as otherwise specifically provided for in the Plan or this Agreement.
3.
Bookkeeping. The Company will establish, with respect to each Corresponding Award, a separate Dividend Equivalent bookkeeping account for such Corresponding Awards, which will be credited (without interest) on the applicable distribution dates with an amount equal to any distributions paid during the period that such Corresponding Award remains unvested with respect to the Corresponding Shares.

4.
Vesting. Notwithstanding anything to the contrary herein or in the Plan, the Company will make no distributions with respect to Dividend Equivalents unless and until such Dividend Equivalents will have become vested. Dividend Equivalents will vest on the dates the Corresponding Shares under the Corresponding Awards (if any) are delivered to the Eligible Person (each, a “Vesting Date”).
5.
Distributions.
(a)
Upon a Vesting Date, the Eligible Person will be entitled to receive a cash payment in an amount equal to all such dividends declared and paid on a Share from the Grant Date through and including the Vesting Date multiplied by the number of Corresponding Shares with respect to those Dividend Equivalents that vested on such Vesting Date. The cash payment (if any) will be made to the Eligible Person, less applicable income and employment tax withholdings, within 30 days after the applicable Vesting Date.
(b)
To the extent that on the Vesting Date, dividends were declared but not yet paid on a Share, the Eligible Person will be entitled to receive a cash payment in an amount equal to (i) all such dividends declared but not yet paid on a Share from the Grant Date through and including the Vesting Date multiplied by the number of Corresponding Shares with respect to those Dividend Equivalents that vested on such Vesting Date, divided by (ii) the Fair Market Value of a Share on the date such dividends are paid to stockholders of the Company. The cash payment (if any) will be made to the Eligible Person, less applicable income and employment tax withholdings, within 30 days after the applicable date such dividends are paid to stockholders of the Company.
6.
Expiration. Unless earlier terminated in accordance with the terms and provisions of the Plan or this Agreement, a Dividend Equivalent will expire and be cancelled immediately following the earlier of (a) vesting (and cash distribution associated thereof in accordance with Section 5) of the Dividend Equivalent or (b) forfeiture or cancellation of the Corresponding Award.

* * * * *

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

COMPANY	ELIGIBLE PERSON

Smith & Wesson Brands, Inc.

By:	By:

Name:	Name:

Title:	Title:

EXHIBIT A